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                                                                EXHIBIT 11

                       Merge Technologies Incorporated
Statement Regarding Computation of Net Income (Loss) per share of Common Stock


                                                                                 YEAR ENDED DECEMBER 31,
                                                                         1994                 1995                1996
                                                                     ------------        --------------     --------------
Net income (loss) before extraordinary item                          $    466,105        $    (574,373)     $    (283,193)

Net income (loss)                                                    $    466,105        $    (574,373)     $    (113,679)

Weighted average Common
 Shares outstanding                                                      1,453,758           2,273,432          3,464,989

 Common Stock equivalents                                                  563,093                   -                  -

Additional shares pursuant
 to SAB 83 computation                                                     504,402             504,402            504,402
                                                                     -------------       -------------      -------------
Shares used in computing
 net income (loss)
 per share of Common Stock                                               2,521,253           2,777,834          3,969,391
                                                                     =============       =============      =============

Net income (loss) before extraordinary item per
 share of Common Stock                                               $        0.18       $       (0.21)     $       (0.07)
                                                                     =============       =============      =============

Net income (loss) per
 share of Common Stock                                               $        0.18       $       (0.21)     $       (0.03)
                                                                     =============       =============      =============



                                                                        NINE MONTHS ENDED SEPTEMBER 30,
                                                                           1996                 1997
                                                                      -------------        -----------
Net income (loss) before extraordinary item                          $      13,156          $   356,998

Net income (loss)                                                    $     182,670          $   356,998

Weighted average Common
 Shares outstanding                                                      3,319,449            3,896,862

 Common Stock equivalents                                                   83,894              311,730

Additional shares pursuant
 to SAB 83 computation                                                     504,402              504,402
                                                                     -------------          -----------
Shares used in computing
 net income (loss)
 per share of Common Stock                                               3,907,745            4,712,994
                                                                     =============          ===========

Net income (loss) before extraordinary item per
 share of Common Stock                                               $        0.00          $      0.08
                                                                     =============          ===========

Net income (loss) per
 share of Common Stock                                               $        0.05          $      0.08
                                                                     =============          ===========